Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES FINAL FOURTH QUARTER
AND FULL YEAR 2022 FINANCIAL AND OPERATING RESULTS

HOUSTON – April 6, 2023 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) ("VAALCO" or the "Company") today reported final financial and operating results for the fourth quarter and full year of 2022. On October 13, 2022, VAALCO completed the business combination with TransGlobe Energy, Inc. (“TransGlobe”); as a result, VAALCO’s fourth quarter and full year 2022 results include the combined assets from the closing day through the end of 2022.

Highlights and Key Items:

●

Reported full year ("FY") 2022 net income of $51.9 million ($0.73 per diluted share) and Adjusted Net Income(1) of $104.3 million ($1.49 per diluted share);

● Recorded fourth quarter 2022 net income of $17.8 million ($0.17 per diluted share) and Adjusted Net Income of $19.2 million ($0.19 per diluted share);

●	Closed the strategic and transformational business combination with TransGlobe on October 13, 2022;
●	Increased quarterly cash dividend by 92% to $0.0625 per share of common stock for the first quarter of 2023 ($0.25 annualized), from $0.0325 per share ($0.13 annualized) in 2022;
●	Returned additional $7.5 million to shareholders through share buybacks from initiation of program in November 2022 through March 31, 2023;
●

Increased FY 2022 average daily production by 44% to 10,217 net revenue interest (“NRI”)(2) barrels of oil equivalent per day (“BOEPD”), or 12,177 working interest (“WI”)(2) BOEPD;

● Sold 3,677,000 barrels of oil equivalent in 2022;

●	Delivered fourth quarter 2022 production of 14,390 NRI BOEPD, or 18,262 WI BOEPD;
● Sold 1,371,000 barrels of oil equivalent in fourth quarter of 2022;
●	Generated record Adjusted EBITDAX(1) of $186.6 million in FY 2022 and $49.8 million of Adjusted EBITDAX in the fourth quarter of 2022;
●	Funded $159.9 million in cash capital expenditures during 2022 with cash on hand and cash from operations;
●	Increased year-end 2022 SEC proved reserves by 149% to 27.9 million barrels of oil equivalent (“MMBOE”) with the standardized measure value up 529% to $624 million;
●	Increased year-end 2P CPR WI (4) reserves, which also includes Equatorial Guinea, by 292% to 76.4 MMBOE with 2P WI CPR PV-10 (4) value up 344% to $815 million, using management assumptions for future commodity pricing;
●	Grew Adjusted Working Capital(1) to $48.8 million at year-end 2022, an increase of 257% compared to the prior year;
●	Finalized multiple substantive documents with VAALCO's partners and the Ministry of Mines & Hydrocarbons in Equatorial Guinea for Block P which includes the Venus development; and
●	Announced 2023 operational and financial guidance including capital expenditure range of $70 to $90 million for full year 2023.

(1)

Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and PV-10 are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

(2)	All NRI production rates are VAALCO's working interest volumes less royalty volumes, where applicable.
(3)	All WI production rates and volumes are VAALCO’s working interest volumes.
(4)	See “Supplemental Non-GAAP Financial Measures” below concerning 2P CPR WI reserves and 2P CPR WI PV-10.

George Maxwell, VAALCO’s Chief Executive Officer commented, “In 2022, we transformed VAALCO into a diversified, multi- country company focused on sustainable growth and returning value to shareholders. We delivered record financial results, completed a major acquisition and successfully executed multiple high-impact operational projects. Production volumes grew 44% in 2022, and coupled with a strong commodity pricing environment, VAALCO was able to generate significant operating cash flow and record Adjusted EBITDAX grew to over $186 million. This allowed us to fully fund dividend and share buyback programs, a $160 million capital program focused on lowering long-term costs, and growing production while closing on a major acquisition and remaining debt free. We are in a financially stronger position entering 2023 with more reserves, production and future potential than at any other time in our history. We are a diversified, multinational exploration and production company with 2P WI CPR reserves of 76.4 million barrels of oil equivalent.

“This past year, we completed the transformational combination with TransGlobe which has built a business of scale with a stronger balance sheet and a more diversified baseline of production that will underpin VAALCO’s future opportunities for success. We are focused on generating meaningful cash flow to fund our increased stockholder dividends, share buybacks, capital expenditures and potential additional acquisitions. We have achieved the first tranche of synergies related to the acquisition. We now have a streamlined management team and Board and have captured the savings from delisting TGA and eliminating other related duplicative public company costs. We continue to rationalize our operational and G&A costs in 2023 as we look to attain additional synergies beyond what we originally anticipated.

“In Gabon, we are very pleased to have successfully delivered a highly complex, full field reconfiguration, maintenance turnaround and upgraded FSO installation. This project was completed in October despite a difficult global supply chain environment and is a testament to the dedication of our workforce and partners who helped complete the project, underlining VAALCO’s status as a quality operator. The new FSO provides us with additional flexibility and has an effective capacity for storage that is 50% larger than our relinquished FPSO. It also reduces our expected storage and offloading costs by 50% which we believe will lead to an extension of the economic field life, resulting in a corresponding increase in recovery and reserves at Etame. We also completed our 2021/2022 drilling program in Gabon that materially increased production and extended the economic life of the field. We expect full payback on the cost of the program by later this year.

“In March 2023, we held productive meetings with the MMH and our partners in Houston. During these meetings we finalized multiple substantive documents for Block P which includes the Venus development, relating to the Production Sharing Contract. We are working on concluding remaining documents and expect to update the market in the second quarter of 2023. We anticipate a strong, efficient and economic development of this exciting discovery with first oil projected for 2026. We believe that there are clear strategic benefits in further diversifying the revenue generation and country focus of our portfolio. VAALCO has a proven operating track record for a development of this kind and we look forward to demonstrating these capabilities as we progress the Venus discovery into production and further demonstrates the meaningful value of our asset base.

“We are clearly well-positioned for continued success in this current commodity price environment, with no net debt and strong free cash flow generation. We have made significant progress integrating the TransGlobe team and assets into our strategic vision. We are firmly focused on delivering meaningful shareholder returns while continuing to progress our objective of accretive growth.”

TransGlobe Combination

On July 14, 2022, VAALCO announced that it had entered into a definitive arrangement agreement pursuant to which VAALCO would acquire all of the outstanding common shares of TransGlobe in a stock-for-stock strategic business combination. Following shareholder approval by both companies, on October 13, 2022, VAALCO closed the strategic combination with TransGlobe Energy. The combined Company is trading on the NYSE and LSE under the ticker symbol EGY. The combined Company is a leading African-focused operator with a strong production and reserve base, a diverse portfolio of assets in Gabon, Egypt, Equatorial Guinea and Canada, and significant future growth potential. The impact from the combination is reflected in VAALCO’s fourth quarter 2022 results following the closing on October 13, 2022.

Operational Update

Gabon

2021/2022 Drilling Campaign

VAALCO began its 2021/2022 drilling campaign in December 2021 with the drilling of the Etame 8H-ST development well. The well came online in February 2022. VAALCO moved the contracted jack-up rig to the Avouma platform to drill the Avouma 3H-ST development well. The well was completed and brought online in April 2022 and was another successful development well targeting the Gamba reservoir.

The third well drilled and completed was the South Tchibala 1HB-ST, which discovered two potential Dentale producing zones, the Dentale D1 sand and the Dentale D9. The second completion was in the shallower D1 which included a hydraulic fracture treatment to increase both the production flow rate and recovery from the D1 interval.

Following the completion of the South Tchibala 1HB-ST well, the rig was mobilized to the Southeast Etame North Tchibala ("SEENT") Platform to drill the North Tchibala 2H-ST well, targeting the Dentale formation. The North Tchibala 2H-ST well is naturally flowing with no produced water at about 250 gross barrels of oil per day (“BOPD”) and stable reservoir pressure indicating minimal depletion. In the fourth quarter of 2022, the Company performed two workovers, the North Tchibala 1-H well due to a safety valve in the well that required replacement and the South East Etame 4H Well, which restored production of about 1,350 gross BOPD. This well went offline because of an upper electrical submersible pump ("ESP") failure and VAALCO was unable to restart the upper ESP or the lower ESP to restore production.

The Company estimates the cost of the 2021/2022 drilling program with four wells and two workovers to be $180 million, or $114 million, net to VAALCO’s participating interest. For 2022, the Company incurred approximately $148 million, or about $94 million net to VAALCO’s participating interest. About 82% of that total spend occurred in 2022 and 18% was previously recorded in 2021.

FSO Conversion and Field Reconfiguration

In August 2021, VAALCO and its co-venturers at Etame approved the Bareboat Contract and Operating Agreement with World Carrier Offshore Services Corp to replace the FPSO with an FSO at the Etame Marin block offshore Gabon for up to eight years with additional option periods available. The FPSO contract was set to expire in September 2022, however, on September 9, 2022, VAALCO signed an addendum to the FPSO contract which extended the use of the FPSO through October 4, 2022, and ratified certain decommissioning and demobilization items associated with exiting the contract. VAALCO worked closely with the FPSO charterer regarding timing for commencing shutdown of production, schedule for decommissioning and associated costs to ensure a smooth transition to the FSO. The Teli, a double-hull crude tanker built in 2001, was re-engineered into a FSO for use in the field.

VAALCO announced in October 2022 that all related FSO and field reconfiguration processes were completed. First oil flowed into the Teli FSO and the Company completed the annual field-wide maintenance turnaround concurrently with the FSO and field reconfiguration. Compared to the FPSO agreement, the new FSO is expected to reduce storage and offloading costs. Additionally, we have increased the effective capacity for storage by over 50%, and led to an extension of the economic field life, resulting in a corresponding increased recovery and reserves at Etame. This capital investment is projected to save approximately $20 to $25 million gross per year ($13 to $16 million net to VAALCO) in operational costs through 2030.

Equatorial Guinea

VAALCO owns a working interest in Block P offshore Equatorial Guinea, where there are previously discovered but undeveloped resources as well as additional exploration potential. In March 2023, VAALCO held productive meetings with the MMH and its partners in Houston. During these meetings VAALCO finalized multiple substantive documents for Block P which includes the Venus development, relating to the Production Sharing Contract. The Company is working on concluding remaining documents and expect to update the market in the second quarter of 2023. VAALCO anticipates a strong, efficient and economic development of this exciting discovery with first oil projected for 2026. The Company believes that there are clear strategic benefits in further diversifying the revenue generation and country focus of its portfolio. VAALCO has a proven operating track record for a development of this kind, and it looks forward to demonstrating these capabilities as the Company progresses the Venus discovery into production and further demonstrates the meaningful value of the Company's asset base.

Egypt

In Egypt, as of December 31, 2022, VAALCO’s interests are spread across two regions: the Eastern Desert, which contains the West Gharib, West Bakr and Northwest Gharib merged concessions, and the Western Desert, which contains the South Ghazalat concession. The Eastern Desert merged concession is approximately 45,067 acres and the Western Desert, South Ghazalat concession, is approximately 7,340 acres. VAALCO is the operator and has a 100% working interest in both PSCs. Both of the Company’s Egyptian blocks are PSCs among the Egyptian General Petroleum Corporation (“EGPC”), Egyptian government and VAALCO. The Company’s oil entitlement is the sum of cost oil, profit oil and excess cost oil, if any. The government takes their share of production based on the terms and conditions of the respective contracts. VAALCO’s share of royalties is paid out of the government's share of production and taxes are captured in the Egyptian government's net entitlement oil due and therefore there is no additional tax burden to the Company. In December 2022, VAALCO spudded the Arta77 HC well targeting the Nukhul reservoir. The lateral was successfully drilled through reservoir encountering laterally 1,363 meters of good oil and gas shows.

Canada

In Harmattan, Canada, VAALCO owns production and working interests in certain facilities in the Cardium light oil and Mannville liquids-rich gas assets. Harmattan is located approximately 80 kilometers north of Calgary, Alberta. This property produces oil and associated natural gas from the Cardium and Viking zones and liquids-rich natural gas from zones in the Lower Mannville and Rock Creek formations at vertical depths of 1,200 to 2,600 meters. The Harmattan property covers 46,100 gross acres of developed land and 29,300 gross acres of undeveloped land. VAALCO also owns a 100% working interest in a large oil battery and a compressor station where a majority of oil volumes are handled. All gas is delivered to a third party non-operated gas plant for processing.

Year-End 2022 Reserves

VAALCO’s SEC NRI proved reserves at December 31, 2022 increased by 149% to 27.9 MMBOE from 11.2 MMBOE at year-end 2021. Year-end 2022 reserves included 23.6 MMBOE in proved developed reserves and 4.3 MMBOE in proved undeveloped reserves. The Company’s SEC reserves were fully engineered by its third-party independent reserve consultant, Netherland, Sewell & Associates, Inc., (“NSAI”) who has provided annual independent estimates of VAALCO’s year-end SEC reserves for over 15 years, and GLJ Ltd. ("GLJ"), who evaluates VAALCO's Egyptian and Canadian reserves. In 2022, the Company added 18.6 MMBOE of SEC proved reserves through the acquisition of TransGlobe’s assets in Egypt and Canada and 2.0 MMBOE due to positive revisions. These additions were partially offset by 3.9 MMBOE of full year 2022 production which included 0.9 MMBOE of production related to TransGlobe assets. VAALCO had a reserve replacement of 428% compared to the 3.9 MMBOE of production in 2022.

The standardized measure of VAALCO’s SEC proved reserves, utilizing SEC pricing increased to $624.5 million at December 31, 2022 from $99.3 million at December 31, 2021. The SEC pricing utilized for PV-10 can be found in the Company’s annual 10-K disclosure.

MMBOE
Proved SEC Reserves at December 31, 2021	11.2
2022 Production	(3.9)
Revisions of Previous Estimates	2.0
Purchases	18.6
Proved SEC Reserves at December 31, 2022	27.9

At year-end 2022, in the case of Gabon, Egypt and Canada, and at September 30, 2022, in the case of Equatorial Guinea, NSAI and GLJ provided the 2P WI CPR estimates of proven and probable reserves which were prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2022 using VAALCO’s management assumptions for future commodity pricing and costs shown below under “Supplemental Non-GAAP Financial Measures - 2P WI CPR Reserves”. The 2P WI CPR reserves attributable to VAALCO’s ownership are reported on a WI basis prior to deductions for government royalties. Management's year-end 2022 2P WI CPR estimate of reserves is 76.4 MMBOE to VAALCO’s WI, an increase of 292% from 19.5 MMBO at December 31, 2021. The PV-10 value of VAALCO’s 2P WI CPR reserves at year-end 2022, utilizing management timing assumptions and escalated pricing and cost assumptions, is $814.8 million, up 344% from $183.7 million at December 31, 2021.

See “Supplemental Non-GAAP Financial Measures” below concerning 2P WI CPR reserves and 2P PV-10.

Financial Update – Fourth Quarter of 2022

Net income of $17.8 million ($0.17 per diluted share) for the fourth quarter of 2022 was up compared with net income of $6.9 million ($0.11 per diluted share) in the third quarter of 2022 and down compared to $34.4 million ($0.58 per diluted share) in the fourth quarter of 2021. The increase in earnings compared to the prior quarter was primarily due to higher sales volumes due to the TransGlobe transaction and a $10.8 million bargain purchase gain on the acquisition. In addition, fourth quarter 2021 earnings included a $16.1 million non-cash deferred tax benefit, and a $6.1 million gain on derivative instruments.

Adjusted Net Income for the fourth quarter of 2022 decreased to $19.2 million ($0.19 per diluted share) from Adjusted Net Income of $33.3 million ($0.56 per diluted share) in the third quarter of 2022 and increased compared with Adjusted Net Income for the fourth quarter of 2021 of $12.5 million ($0.21 per diluted share). The decrease in adjusted net income compared to the third quarter of 2022 is due to movements in timing of deferred tax expense (non-cash taxes).

Adjusted EBITDAX totaled $49.8 million in the fourth quarter of 2022, an increase from the third quarter of 2022 of $42.4 million and more than double the $22.6 million generated in the same period in 2021. The increase in Adjusted EBITDAX compared to the prior periods is due to higher sales volumes partially offset by lower realized prices.

Revenue and Sales	Q4 2022	Q4 2021	% Change Q4 2022 vs. Q4 2021	Q3 2022	% Change Q4 2022 vs. Q3 2022
Production (NRI BOEPD)	14,390	7,554	90%	9,157	57%
Sales (NRI BOE)	1,371,000	709,000	93%	731,000	88%
Realized commodity price ($/BOE)	$70.43	$77.31	(9)%	$103.61	(32)%
Commodity (Per BOE including realized commodity derivatives)	$70.24	$66.3	6%	$91.13	(23)%
Total commodity sales ($MM)	$96.6	$56.4	71%	$78.1	24%

VAALCO had total sales volumes of 1,371,000 BOE compared to 731,000 BOE in the third quarter of 2022 and 709,000 BOE for the same period in 2021. Fourth quarter of 2022 realized pricing (including the effects of derivative contracts) was down 23% compared to the third quarter of 2022 and increased 6% compared to the fourth quarter of 2021.

Costs and Expenses	Q4 2022	Q4 2021	% Change Q4 2022 vs. Q4 2021	Q3 2022	% Change Q4 2022 vs. Q3 2022
Production expense, excluding workovers and stock comp ($MM)	$40.8	$19.0	115%	$23.2	76%
Production expense, excluding workovers ($/BOE)	$29.8	$26.8	11%	$31.8	(6)%
Workover expense ($MM)	$4.7	$4.5	5%	$-	100%
Depreciation, depletion and amortization ($MM)	$26.3	$4.1	542%	$9.0	192%
Depreciation, depletion and amortization ($/BOE)	$19.2	$5.8	229%	$12.3	57%
General and administrative expense, excluding stock-based compensation ($MM)	$(0.3)	$2.2	(114)%	$2.0	(115)%
General and administrative expense, excluding stock-based compensation ($/BOE)	$(0.2)	$3.1	(107)%	$2.7	(108)%
Stock-based compensation expense ($MM)	$(0.1)	$0.4	(132)%	$-	100%
Current income tax expense (benefit) ($MM)	$1.7	$5.2	(67)%	$(1.2)	(242)%
Deferred income tax expense (benefit) ($MM)	$5.3	$(16.1)	(133)%	$24.0	(78)%

Total production expense, excluding workovers and stock compensation, increased in the fourth quarter of 2022 compared to the same period in 2021 and compared to the third quarter of 2022. The increase was primarily driven by increased production and costs associated with the TransGlobe combination as well as higher costs caused by inflationary pressures associated with boats, diesel, personnel and costs stemming from the additional operational activities related to the annual field-wide maintenance program, the FSO conversion and field reconfiguration at Etame.

The fourth quarter of 2022 had $4.7 million in offshore workover expenses. While there were no offshore workover expenses in the third quarter of 2022, the fourth quarter of 2021 incurred $4.5 million in offshore workover expenses.

Production expense per BOE, excluding workover costs and stock compensation, was lower than the third quarter of 2022 due to more sales barrels during the fourth quarter of 2022. Production expense per BOE, excluding workover costs and stock compensation, was higher than the fourth quarter of 2021 due to the increased sales and increased costs associated with the FSO conversion and field reconfiguration.

In the line item, FPSO demobilization, VAALCO incurred $8.9 million in costs associated with the retirement of the FPSO in the third quarter of 2022 as VAALCO transitioned to the FSO. This was subsequently funded by a cash release from the abandonment fund in 2023. There were no similar expenses incurred in the fourth quarter of 2022 or 2021.

Depreciation, depletion and amortization (“DD&A”) expense for the three months ended December 31, 2022 increased to $26.3 million which was higher than the third quarter of 2022 of $9.0 million and higher than the $4.1 million in the fourth quarter of 2021. The increase in depreciation, depletion and amortization expense, compared to both periods, is due to higher depletable costs associated with the FSO, the field reconfiguration capital costs at Etame and the step-up to fair value of the TransGlobe assets.

General and administrative (“G&A”) expense, excluding stock-based compensation, decreased for the three months ended December 31, 2022 to ($0.3) million from $2.0 million in the third quarter of 2022 and $2.2 million for the same period in prior year. The decrease in general and administrative expense is primarily driven by a large increase in operational projects involving a majority of corporate resources, which realized a high percentage of costs charged to projects.

Non-cash stock-based compensation expense was ($0.1) million for the fourth quarter of 2022 and $0.4 million for the fourth quarter of 2021. Non-cash stock-based compensation expense for the third quarter of 2022 was immaterial.

Other income (expense), net, was an income of $2.5 million for the three months ended December 31, 2022. Other income (expense), net, normally consists of foreign currency losses reflecting the continued US$ currency strength against most currencies and in particular the Euro and CFA. Additionally, for the three months ended December 31, 2022, other income (expense), net included a $10.8 million bargain purchase gain on the TransGlobe acquisition offset by $7.0 million of transaction costs associated with the business combination with TransGlobe. For the full year ended December 31, 2022, transaction costs were $14.6 million.

Foreign income taxes are attributable to Gabon and are settled by the government taking their oil in-kind. Income tax expense for the three months ended December 31, 2022 was an expense of $7.0 million. This is comprised of $1.7 million of current tax expense and a deferred tax provision of $5.3 million. The income tax benefit for the quarter ended December 31, 2021 was $10.9 million. This is comprised of $16.1 million of deferred tax benefit and a current tax provision of $5.2 million. For both the three months ended December 31, 2022 and 2021, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with derivative losses and corporate expenses. Additionally, the higher realized prices have contributed to higher revenue but also higher taxes.

Financial Update - Full Year 2022

Reported net income for the full year 2022 of $51.9 million, or $0.73 per diluted share with Adjusted Net Income of $104.3 million, or $1.49 per diluted share. This compares to net income for the full year 2021 of $81.8 million, or $1.37 per diluted share while Adjusted Net Income was $39.6 million, or $0.67 per diluted share. The year-over-year change in net income and adjusted net income is primarily the result of increased sales, higher oil pricing and changes in deferred income tax expense (benefit). In 2021 there was a $42.4 million deferred tax benefit and in 2022 there was a $44.8 million deferred tax expense. The Company generated $186.6 million in Adjusted EBITDAX for the full year 2022 compared to $85.8 million in 2021. The increase was primarily the result of stronger revenues as a result of increased crude oil prices and higher sales volumes.

Production increased by 44% to 10,217 NRI BOEPD or 3.7 MMBOE for full year 2022 compared to 2.6 MMBOE for the prior year, driven by the additional production associated with the 2021/2022 drilling campaign at Etame. In addition, from October 2022 there is the incremental production associated with the TransGlobe combination. For the full year 2021, production was 7,119 NRI BOPD or 2.6 MMBOE. For the full year 2022, VAALCO’s realized crude oil sales price was $94.77 per BOE, or 34% higher than $70.66 per BOE that was realized for full year 2021. Sales volumes increased 36% to 3.7 MMBOE in 2022 from 2.7 MMBOE in 2021.

For the full year 2022, total production expense, excluding workovers, increased to $107.9 million compared to $72.6 million in 2021. The increase was primarily driven by higher sales and costs associated with the TransGlobe combination as well as inflationary pressures in 2022. The production expense rate per BOE, excluding workover costs, was $29.33 in 2022 and $26.77 in 2021. Workover expense for 2022 totaled $4.7 million and for 2021 totaled $8.7 million.

For the full year 2022, G&A, excluding stock-based compensation, was $8.0 million, a decrease of 35% compared with full year 2021 G&A, excluding stock-based compensation, of $12.3 million. The decrease year-over-year was primarily due to operational projects with the fourth quarter of 2022 realizing a high percentage of charged time. G&A includes $2.1 million and $2.5 million of stock-based compensation expense for the years ended December 31, 2022 and December 31, 2021, respectively, that was primarily expense related to SARs.

Capital Investments/Balance Sheet

For the fourth quarter of 2022, net capital expenditures totaled $56.0 million on a cash basis and $48.8 million on an accrual basis, net of TransGlobe acquisition. These expenditures were related to costs associated with the 2021/2022 drilling program as well as the FSO conversion and field reconfiguration investments in Gabon and development drilling in Egypt and Canada. For the full year 2022, VAALCO invested $159.9 million on a cash basis and $434.4 million on an accrual basis, including the TransGlobe acquisition.

At the end of the fourth quarter of 2022, VAALCO had an unrestricted cash balance of $37.0 million. In addition, the Company had $46 million outstanding with EGPC at December 31, 2022 associated with September to December invoices, Canadian accounts receivable of $4.5 million for December (collected in January), and Gabon accounts receivable of $1.7 million (collected in January). Working capital at December 31, 2022 was $38.0 million compared with a deficit of $19.7 million at September 30, 2022, while Adjusted Working Capital at December 31, 2022 totaled $48.8 million.

In mid 2022, VAALCO announced entry into a new credit agreement, effective May 16, 2022, for a new five-year Reserve Based Lending (“RBL”) facility with Glencore Energy UK Ltd. (“Glencore”) that includes an initial commitment of $50 million and is expandable up to $100 million. The facility is currently secured by the Company’s assets in Gabon and matures in 2027. Key terms and covenants under the new facility include net debt to EBITDAX of less than three times and requires VAALCO to maintain a minimum cash balance of $10 million. While VAALCO intends to fund its capital and shareholder returns programs with internally generated funds, the facility enhances future financial flexibility.

In conjunction with the TransGlobe merger, VAALCO assumed an existing revolving loan facility with Alberta Treasury Branches (“ATB”) and on January 5, 2023 the facility was exited.

Cash Dividend Policy and Share Buyback Authorization

VAALCO paid a quarterly cash dividend of $0.0325 per share of common stock for the fourth quarter of 2022 on December 22, 2022. On February 14, 2023, the Company announced its next quarterly cash dividend of $0.0625 per share of common stock for the first quarter of 2023 ($0.25 annualized), which was paid on March 31, 2023 to stockholders of record at the close of business on March 24, 2023. As previously announced in 2022, VAALCO increased its dividend 92% beginning with the first quarter of 2023. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Board of Directors.

Dividend Payment Date	Amount per common share	Record Date
March 18, 2022	$0.0325	February 18, 2022
June 24, 2022	$0.0325	May 25, 2022
September 23, 2022	$0.0325	August 25, 2022
December 22, 2022	$0.0325	November 22, 2022
Aggregate per share amount paid in 2022	$0.1300

On November 1, 2022, VAALCO announced that its newly expanded Board of Directors formally ratified and approved the share buyback program that was announced on August 8, 2022 in conjunction with the pending business combination with TransGlobe. The Board also directed management to implement a Rule 10b5-1 trading plan to facilitate share purchases through open market purchases, privately negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The plan provides for an aggregate purchase of currently outstanding common stock up to $30 million. Payment for shares repurchased under the program will be funded using the Company's cash on hand and cash flow from operations.

The actual timing, number and value of shares repurchased under the share buyback program will depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plans, price, general business and market conditions, and alternative investment opportunities. Under such a trading plan, the Company’s third-party broker, subject to Securities and Exchange Commission regulations regarding certain price, market, volume and timing constraints, would have authority to purchase the Company’s common stock in accordance with the terms of the plan. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.

Since inception of the buyback program in November through March 31, 2023, VAALCO has repurchased $7.5 million in shares.

Hedging

The Company continued to opportunistically hedge a portion of its expected production in 2022 to lock in strong cash flow generation to assist in funding its capital program and dividend.

On October 26, 2022, VAALCO entered into additional derivative contracts for the first quarter of 2023:

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
January 2023 to March 2023	Collars	Dated Brent	101,000	$65.00	$120.00

The following additional hedges were entered into in 2023:

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
April 2023 to June 2023	Collars	Dated Brent	95,500	$65.00	$100.00
July 2023 to September 2023	Collars	Dated Brent	95,500	$65.00	$96.00

2023 Guidance:

		FY 2023	Gabon	Egypt	Canada
Production (BOEPD)	WI	20,400 – 24,400	8,500 – 10,300	9,700 – 11,500	2,200 – 2,600
Production (BOEPD)	NRI	15,300 – 18,600	7,400 – 9,000	6,000 – 7,300	1,900 – 2,300
Sales Volume (BOEPD)	WI	20,400 – 24,400	8,500 – 10,300	9,700 – 11,500	2,200 – 2,600
Sales Volume (BOEPD)	NRI	15,300 – 18,600	7,400 – 9,000	6,000 – 7,300	1,900 – 2,300
Production Expense (millions)	WI & NRI	$135.5 – $157.0
Production Expense per BOE	WI	$16.00 – $20.00
Production Expense per BOE	NRI	$21.00 – $27.00
Offshore Workovers (millions)	WI & NRI	$1 – $10
Cash G&A (millions)	WI & NRI	$15.0 – $20.0
CAPEX (millions)	WI & NRI	$70 – $90

		Q1 2023	Gabon	Egypt	Canada
Production (BOEPD)	WI	22,500 – 23,800	10,000 – 10,500	9,900 – 10,500	2,600 – 2,800
Production (BOEPD)	NRI	17,300 – 18,600	8,700 – 9,100	6,400 – 7,100	2,200 – 2,400
Sales Volume (BOEPD)	WI	17,500 – 18,600	5,700 – 6,100	9,200 – 9,700	2,600 – 2,800
Sales Volume (BOEPD)	NRI	12,900 – 14,100	4,900 – 5,300	5,800 – 6,400	2,200 – 2,400
Production Expense (millions)	WI & NRI	$28.0 – $34.0
Production Expense per BOE	WI	$17.50 – $21.00
Production Expense per BOE	NRI	$23.00 – $28.50
Offshore Workovers (millions)	WI & NRI	$0 – $1
Cash G&A (millions)	WI & NRI	$3.5 – $5.5
CAPEX (millions)	WI & NRI	$25 – $35

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter and full year 2022 financial and operating results today, Thursday, April 6, 2023, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time and 4:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “VAALCO Energy Fourth Quarter and Full Year 2022 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com. An archived audio replay will be available on VAALCO’s website. An updated investor deck has been posted today to VAALCO’s website in the “Investor Relations” section, under “Presentations.”

About VAALCO

VAALCO, founded in 1985 and incorporated under the laws of Delaware, is a Houston, USA based, independent energy company with production, development and exploration assets in Africa and Canada.

Following its business combination with TransGlobe in October 2022, VAALCO owns a diverse portfolio of operated production, development and exploration assets across Gabon, Egypt, Equatorial Guinea and Canada.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) VAALCO’s ability to realize the anticipated benefits and synergies expected from the acquisition of TransGlobe; (ii) estimates of future drilling, production, sales and costs of acquiring crude oil and natural gas; (iii) estimates of future cost reductions, synergies, savings and efficiencies; (iv) expectations regarding VAALCO’s ability to effectively integrate assets and properties it acquired as a result of the acquisition of TransGlobe into its operations; (vii) the amount and timing of stock repurchases, if any, under the VAALCO’s stock buyback program and VAALCO’s ability to enhance stockholder value through such plan; (v) expectations regarding future exploration and the development, growth and potential of VAALCO’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (vi) expectations regarding future acquisitions, investments or divestitures; (vii) expectations of future dividends and returns to stockholders; (viii) expectations of future balance sheet strength; (ix) expectations of the continued listing of VAALCO’s common stock on the NYSE and LSE; and (x) VAALCO’s ability to finalize documents and effectively execute the POD for the Venus development in Block P.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of VAALCO or TransGlobe; declines in oil or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the right of host governments in countries where we operate to expropriate property and terminate contracts (including the Egypt PSCs, the Etame PSC and the Block P PSC) for reasons of public interest, subject to reasonable compensation, determinable by the respective government in its discretion; the final terms of the agreements pertaining to Block P in Equatorial Guinea, which remain under negotiation; the timing and costs of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the ability to attract capital or obtain debt financing arrangements; currency exchange rates and regulations; actions by joint venture co-owners; hedging decisions, including whether or not to enter into derivative financial instruments; international, federal and state initiatives relating to the regulation of hydraulic fracturing; failure of asses to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; the ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; the risk that the business combination with TransGlobe may not increase VAALCO’s relevance to investors in the international E&P industry, increase capital market access through scale and diversification or provide liquidity benefits for stockholders; and other risks described under the caption “Risk Factors” in VAALCO’s 2022 Annual Report on Form 10-K, expected to be filed with the SEC on April 6, 2023.

Dividends beyond the first quarter of 2023 have not yet been approved or declared by the Board. The declaration and payment of future dividends and the terms of share buybacks remains at the discretion of the Board and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends and the terms of share buybacks. Consequently, in determining the dividend to be declared and paid on VAALCO common stock or the terms of share buybacks, the Board may revise or terminate the payment level or buyback terms at any time without prior notice.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Matthew Powers, Corporate Secretary of VAALCO.

Supplemental Non-GAAP Financial Measures

This press release contains crude oil and natural gas metrics which do not have standardized meanings or standard methods of calculation as classified by the SEC and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

PV-10 Value and Probable Reserves

PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from VAALCO’s reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows. PV-10 values for 2P WI CPR reserves have been calculated using VAALCO’s management assumptions for timing, escalated crude oil price and cost in the case of 2P WI CPR reserves. PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it generally does not include the effects of income taxes; however, VAALCO’s PV-10 does include the effect of income taxes. PV-10 is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. VAALCO’s PV-10 includes the effect of income taxes. Neither PV-10 nor the standardized measure purports to represent the fair value of the Company’s crude oil and natural gas reserves.

VAALCO has provided summations of its PV-10 for its proved and probable reserves on a 2P WI CPR basis in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves and accordingly it is not practicable to reconcile the PV-10 value of 2P WI CPR reserves to a GAAP measure, such as the standardized measure. Investors should be cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves. Further, because estimates of probable reserve volumes have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use. Nonetheless, VAALCO believes that PV-10 estimates for probable reserves present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure.

2P WI CPR Reserves

2P WI CPR reserves represent proved plus probable estimates as reported by NSAI and GLJ and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2021 using escalated crude oil price and cost assumptions made by VAALCO’s management. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2021. As a result, 2P WI CPR reserves may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.

2P WI CPR reserves and the PV-10 value for 2P WI CPR reserves, as calculated herein, may differ from the SEC definitions of proved and probable reserves because:

●

Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 2P WI CPR pricing is based on management pricing assumptions for future Brent oil pricing for 2023 of $80.00 and $70.00 in 2024, escalated 2% per year thereafter and for Equatorial Guinea, given the expectation of first oil beginning in 2026, Brent oil pricing of $74.27 was assumed for 2026, escalated 2% per year thereafter;

●	Lease operating expenses are not escalated in the SEC case, while for the 2P WI CPR reserves case they are escalated at 2% annually beginning on January 1, 2023.

Management uses 2P WI CPR reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of the Company to other companies. Management believes that the presentation of 2P WI CPR reserves is useful to its international investors, particularly those that invest in companies trading on the London Stock Exchange, in order to better compare the Company’s reserve information to other London Stock Exchange-traded companies that report similar measures. VAALCO also believes that this information enhances its investors’ and securities analysts’ understanding of its business. However, 2P WI CPR reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating VAALCO’s business, investors should rely on the Company’s SEC proved reserves and consider 2P WI CPR reserves only supplementally.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	As of December 31, 2022	As of December 31, 2021
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$37,205	$48,675
Restricted cash	222	79
Receivables:
Trade, net	52,147	22,464
Accounts with joint venture owners, net of allowance of $0.0 million in both periods presented	15,830	345
Foreign income taxes receivable	2,769	—
Other, net	68,519	9,977
Crude oil inventory	3,335	1,593
Prepayments and other	20,070	5,156
Total current assets	200,097	88,289

Crude oil and natural gas properties, equipment and other - successful efforts method, net	495,272	94,324
Other noncurrent assets:
Restricted cash	1,763	1,752
Value added tax and other receivables, net of allowance of $8.7 million and $5.7 million, respectively	7,150	5,536
Right of use operating lease assets	2,777	10,227
Right of use finance lease assets	90,698	—
Deferred tax assets	35,432	39,978
Abandonment funding	20,586	21,808
Other long-term assets	1,866	1,176
Total assets	$855,641	$263,090
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$59,886	$18,797
Accounts with joint venture owners	—	3,233
Accrued liabilities and other	91,392	49,444
Operating lease liabilities - current portion	2,314	9,642
Finance lease liabilities - current portion	7,811	—
Foreign income taxes payable	—	3,128
Current liabilities - discontinued operations	687	13
Total current liabilities	162,090	84,257
Asset retirement obligations	41,695	33,949
Operating lease liabilities - net of current portion	686	587
Finance lease liabilities - net of current portion	78,248	—
Deferred tax liabilities	81,223	—
Other long-term liabilities	25,594	—
Total liabilities	389,536	118,793
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 160,000,000 and 100,000,000 shares authorized, 119,482,680 and 69,562,774 shares issued, 107,852,857 and 58,623,451 shares outstanding, respectively	11,948	6,956
Additional paid-in capital	353,606	76,700
Accumulated other comprehensive income	1,179	—
Less treasury stock, 11,629,823 and 10,939,323 shares, respectively, at cost	(47,652)	(43,847)
Retained earnings	147,024	104,488
Total shareholders' equity	466,105	144,297
Total liabilities and shareholders' equity	$855,641	$263,090

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2022	December 31, 2021	September 30, 2022	2022	2021
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$96,588	$56,379	$78,097	$354,326	$199,075
Operating costs and expenses:
Production expense	45,514	23,495	23,312	112,661	81,255
FPSO demobilization	—	—	8,867	8,867	-
Exploration expense	8	293	56	258	1,579
Depreciation, depletion and amortization	26,316	4,132	8,963	48,143	21,060
General and administrative expense	(430)	2,545	1,979	10,077	14,766
Bad debt expense and other	999	61	1,020	3,082	875
Total operating costs and expenses	72,407	30,526	44,197	183,088	119,535
Other operating income (expense), net	43	-	-	38	(440)
Operating income (loss)	24,224	25,853	33,900	171,276	79,100
Other income (expense):
Derivative instruments gain (loss), net	(290)	(1,756)	3,778	(37,812)	(22,826)
Interest income (expense), net	(1,679)	1	(234)	(2,034)	10
Other income (expense), net	2,466	(594)	(7,707)	(8,048)	3,494
Total other income (expense), net	497	(2,349)	(4,163)	(47,894)	(19,322)
Income (loss) from continuing operations before income taxes	24,721	23,504	29,737	123,382	59,778
Income tax expense (benefit)	6,953	(10,884)	22,843	71,420	(22,156)
Income (loss) from continuing operations	17,768	34,388	6,894	51,962	81,934
Loss from discontinued operations, net of tax	(14)	(26)	(26)	(72)	(98)
Net income (loss)	$17,754	$34,362	$6,868	$51,890	$81,836

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.17	$0.58	$0.12	$0.74	$1.38
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) per share	$0.17	$0.58	$0.12	$0.74	$1.38
Basic weighted average shares outstanding	101,227	58,613	59,068	69,568	58,230
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.17	$0.58	$0.11	$0.73	$1.37
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) per share	$0.17	$0.58	$0.11	$0.73	$1.37
Diluted weighted average shares outstanding	101,578	59,002	59,450	69,982	58,755

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
	2022	2021
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51,890	$81,836
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	72	98
Depreciation, depletion and amortization	48,143	21,060
Bargain purchase gain	(10,819)	(7,651)
Deferred taxes	44,805	(39,978)
Unrealized foreign exchange (gain) loss	(1,043)	(291)
Stock-based compensation	2,200	2,459
Cash settlements paid on exercised stock appreciation rights	(827)	(3,271)
Derivative instruments (gain) loss, net	37,812	22,826
Cash settlements received (paid) on matured derivative contracts, net	(42,935)	(18,020)
Cash settlements paid on asset retirement obligations	(6,577)	—
Bad debt expense and other	3,082	875
Other operating loss, net	(38)	440
Operational expenses associated with equipment and other	2,052	2,415
Change in operating assets and liabilities:
Trade receivables	18,385	(11,308)
Accounts with joint venture owners	(18,929)	1,594
Other receivables	(9,290)	(9,736)
Crude oil inventory	(1,742)	5,022
Prepayments and other	(4,387)	1,617
Value added tax and other receivables	(5,193)	(1,593)
Other long-term assets	(2,730)	(1,176)
Accounts payable	23,920	(922)
Foreign income taxes receivable/payable	(5,897)	2,268
Accrued liabilities and other	6,964	1,645
Net cash provided by continuing operating activities	128,918	50,209
Net cash used in discontinued operating activities	(72)	(92)
Net cash provided by operating activities	128,846	50,117
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(159,897)	(16,558)
Cash acquired from TransGlobe acquisition	36,686	—
Acquisition of crude oil and natural gas properties	—	(22,505)
Net cash used in continuing investing activities	(123,211)	(39,063)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(123,211)	(39,063)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	312	1,369
Dividend distribution	(9,354)	—
Treasury shares	(3,805)	(1,426)
Deferred financing costs	(2,069)	—
Payments of finance lease	(3,039)	—
Net cash used in continuing financing activities	(17,955)	(57)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(17,955)	(57)
Effects of exchange rate changes on cash	(218)	—
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(12,538)	10,997
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	72,314	61,317
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$59,776	$72,314

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics (Unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2022	December 31, 2021	September 30, 2022	2022	2021
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,371	709	731	3,677	2,711

WI PRODUCTION DATA
Etame Crude oil (MBbl)	650	799	968	3,415	3,188
Egypt Crude oil (MBbl)	818	—	—	818	—
Canada Crude oil, natural gas and natural gas liquids sales (MBOE)	211	—	—	211	—
Total Crude oil, natural gas and natural gas liquids sales (MBOE)	1,680	799	968	4,445	3,188
Average daily production volumes (BOEPD)	18,262	8,685	10,525	12,177	8,734

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	566	695	842	2,971	2,599
Egypt Crude oil (MBbl)	547	—	—	547	—
Canada Crude oil, natural gas and natural gas liquids sales (MBOE)	211	—	—	211	—
Total Crude oil, natural gas and natural gas liquids sales (MBOE)	1,324	695	842	3,729	2,599
Average daily production volumes (BOEPD)	14,390	7,554	9,157	10,217	7,119

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE)	$70.43	$77.31	$103.61	$94.77	$70.66
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives)	$70.24	$66.26	$91.13	$83.10	$64.01

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$33.19	$33.14	$31.89	$30.64	$29.97
Production expense, excluding workovers and stock compensation*	29.73	26.82	31.79	29.33	26.77
Depreciation, depletion and amortization	19.19	5.83	12.26	13.09	7.77
General and administrative expense**	(0.31)	3.59	2.71	2.74	5.45
Property and equipment expenditures, cash basis (in thousands)	$56,044	$8,099	$43,575	$159,897	$16,558
*	Workover costs excluded from the three months ended December 31, 2022 and 2021 and September 30, 2022 are $4.7 million, $4.5 million and $0.0 million, respectively. Workover costs excluded from the year ended December 31, 2022 and 2021 are $4.7 million and $8.7 million, respectively.
**	General and administrative expenses include $(0.09), $0.51 and $(0.03) per BOE of sales of stock-based compensation expense in the three months ended December 31, 2022, and 2021 and September 30, 2022, respectively. General and administrative expenses include $0.57 and $0.91 per BOE of sales of stock-based compensation expense for the years ended December 31, 2022, and 2021, respectively.

NON-GAAP FINANCIAL MEASURES

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, impairment of proved crude oil and natural gas properties, deferred income tax expense, unrealized commodity derivative loss, gain on the Sasol Acquisition and non-cash and other items.

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, impairment of proved crude oil and natural gas properties, non-cash and other items including stock compensation expense, gain on the Sasol Acquisition and unrealized commodity derivative loss.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Year Ended December 31,
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	December 31, 2022	December 31, 2021	September 30, 2022	2022	2021
Net income (loss)	$17,754	$34,362	$6,868	$51,890	$81,836
Adjustment for discrete items:
Discontinued operations, net of tax	14	26	26	72	98
Impairment of proved crude oil and natural gas properties	—	—	—	—	—
Unrealized derivative instruments loss (gain)	38	(6,075)	(12,902)	(5,123)	4,806
Gain on Acquisitions, net	(10,817)	302	—	(10,817)	(5,189)
Arrangement Costs	7,006	—	6,424	14,630	—
FPSO demobilization	—	—	8,867	8,867	—
Deferred income tax expense (benefit)	5,266	(16,067)	24,008	44,805	(42,438)
Other operating (income) expense, net	(43)	—	—	(38)	440
Adjusted Net Income (Loss)	$19,218	$12,548	$33,291	$104,286	$39,553

Diluted Adjusted Net Income (Loss) per Share	$0.19	$0.21	$0.56	$1.49	$0.67
Diluted weighted average shares outstanding (1)	101,578	59,002	59,450	69,982	58,755
(1)	No adjustments to weighted average shares outstanding

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Year Ended December 31,
Reconciliation of Net Income to Adjusted EBITDAX	December 31, 2022	December 31, 2021	September 30, 2022	2022	2021
Net income	$17,754	$34,362	$6,868	$51,890	$81,836
Add back:
Impact of discontinued operations	14	26	26	72	98
Interest expense (income), net	1,679	(1)	234	2,034	(10)
Income tax expense (benefit)	6,953	(10,884)	22,843	71,420	(22,156)
Depreciation, depletion and amortization	26,316	4,132	8,963	48,143	21,060
Exploration expense	8	293	56	258	1,579
FPSO demobilization	—	—	8,867	8,867	—
Non-cash or unusual items:
Stock-based compensation	(100)	361	36	2,200	2,459
Unrealized derivative instruments loss (gain)	38	(6,075)	(12,902)	(5,123)	4,806
Gain on Acquisition, net	(10,817)	302	—	(10,817)	(5,189)
Arrangement Costs	7,006	—	6,424	14,630	—
Other operating (income) expense, net	(43)	—	—	(38)	440
Bad debt expense and other	999	61	1,020	3,082	875
Adjusted EBITDAX	$49,807	$22,577	$42,435	$186,618	$85,798

Reconciliation of Working Capital to Adjusted Working Capital	As of December 31, 2022	As of December 31, 2021	Change
Current assets	$200,097	$88,289	$111,808
Current liabilities	(162,090)	(84,257)	(77,833)
Working capital	38,007	4,032	33,975
Add: lease liabilities - current portion	10,125	9,642	483
Add: current liabilities - discontinued operations	687	13	674
Adjusted Working Capital	$48,819	$13,687	$35,132